AMENDMENT NO. 4 TO RESEARCH AND LICENSE AGREEMENT

This Amendment No.4 (“Amendment 4”), effective as of February 22, 2012 (“Amendment 4 Effective Date”), is made by and between

Debiopharm S.A., a stock company duly established under the laws of Switzerland, with registered company number CH-550-0173350-8, whose registered office is at Forum “après-demain”, Chemin Messidor 5-7, 1006 Lausanne, Switzerland (“DEBIOPHARM”),

And

Marina Biotech, Inc., a company duly established under the laws of the State of Delaware, whose registered office is at 3830 Monte Villa Parkway, Bothell, Washington 98021, U.S.A. (“COMPANY”),

WITNESSETH:

Whereas, DEBIOPHARM and COMPANY are parties to that certain Research and License Agreement with an effective date of February 3, 2011, as amended by Amendment No. 1 with an effective date of March 9, 2011, Amendment No. 2 with an effective date of March 22, 2011 and an Amendment No. 3 with an effective date of May 10, 2011 (collectively, the “Agreement”); and

Whereas, the Parties are willing to modify some provisions related to the Joint Research Plan in order to take into account the difficulties encountered with the in vivo animal model, which are part of tasks 4, 5 and 6 of the Joint Research Plan and is willing to perform these tasks with certain adaptations and in accordance with new time-lines until selection of the Lead Candidate; and

Whereas, the Parties desire to amend the Agreement as set forth herein;

Now, therefore, the Parties hereby agree as follows:

1.	Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned thereto in the Agreement.

2.	The Parties agree that as from the Amendment 4 Effective Date, each Party will suspend its activities under the Joint Research Plan, as described in Exhibit 2 of the Agreement and thereafter amended by agreement between the Parties during the JSC meetings, for an undetermined period of time (hereinafter, the “Suspension Period”) and neither Party shall have the right to undertake or pursue any activities listed in the Joint Research Plan. Notwithstanding the foregoing, COMPANY shall continue to perform the activities in the Joint Research Plan to complete tasks No. 4, 5 and 6 as suggested by COMPANY and necessary for the in vivo selection of the Lead Compound.

3.	Except for the obligations related to confidentiality, publications and intellectual property rights, all DEBIOPHARM’s obligations under the Agreement (including but not limited to performance of research activities in Section 3.1.2; payments in Sections 3.1.2 and in Sections 8 and 9; development obligations under Sections 3.2.2, 3.2.3 and 3.2.4) towards COMPANY shall be suspended during the Suspension Period.

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4.	During the Suspension Period, COMPANY shall (i) establish and deliver to DEBIOPHARM an in vivo model suitable for use in quantitative comparison of Collaboration Compounds against different targets or combination of targets, and (ii) propose to DEBIOPHARM potential Lead Compound(s) for further development. COMPANY shall not charge DEBIOPHARM for this work.

5.	Upon delivery by COMPANY of a suitable in vivo model and proposal for potential Lead Compound(s), DEBIOPHARM will carry out a full due diligence on the in vivo model, including on all the raw data to be provided by COMPANY, and on the potential Lead Compound(s) and have, at its full discretion, the right to select the Lead Compound (and to select the Back-up Lead) or choose an alternative Lead Compound (and/or an alternative Back-up Lead) or terminate the Agreement as per Section 10 of this Amendment 4.

6.	The Suspension Period shall end either upon selection by DEBIOPHARM of the Lead Compound and Back-up Lead or on the effective date of termination of the Agreement as per Section 10.

7.	In the event that DEBIOPHARM selects a Lead Compound, DEBIOPHARM shall pay to COMPANY the Research Milestone Payments set forth in Section 8.3 of the Agreement for the following milestone events: “upon positive results of in vivo model combination gene validation (task No 5)” and “upon selection of Lead Compound by DEBIOPHARM (task No 6)”. In addition to the foregoing, the Joint Research Plan shall be fully reinstated and revised to take into account the effect of the Suspension Period on the delivery timelines.

8.	In addition, the Parties agree to modify forthwith Section 3.1.2 of the Agreement to state that the payment of the last two installments for the cost of COMPANY’S performance of the Joint Research Plan shall be made only after delivery by COMPANY of the results of all the tasks under the Joint Research Plan for which COMPANY is responsible.

9.	During the Suspension Period, COMPANY shall keep DEBIOPHARM informed of the progress of the work either informally or through JSC meetings to be called by the Parties when needed. Such informal updates shall occur at least once a month and no more than two (2) JSC meetings shall occur during the Suspension Period.

10.	At any time during the Suspension Period, DEBIOPHARM may terminate the Agreement without cause by giving thirty (30) days’ prior written notice to COMPANY. In such case, no further payment whatsoever shall be due to COMPANY, and after COMPANY’S receipt of such termination notice, the Reasonable Commercial Efforts provision shall not apply any longer and the Parties shall wind down their respective activities under the Joint Research Plan in a timely manner. All other consequences of the termination shall be as per Sections 12.1, 12.5, 12.6 and 12.7 of the Agreement.

11.	Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

12.	This Amendment 4 may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

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in witness whereof, the Parties hereby accept and agree to the terms and conditions of this Amendment as of the Amendment 4 Effective Date.

	DEBIOPHARM S.A.		MARINA BIOTECH, INC.

	/s/ Rolland-Yves Mauvernay		/s/ J.MICHAEL FRENCH

Name:	Rolland-Yves Mauvernay	Name:	J.MICHAEL FRENCH

Title:	President Debiopharm Group	Title:	PRESIDENT & CEO

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